Exhibit 99.1

Beacon Branch Acquisition
August 18, 2011

Transaction Summary
Description: Purchase of one Beacon Federal branch in Tyler, TX
Seller: Beacon Federal
Expected Closing December 31, 2011
Purchase Price: $3.3 million
 ($3.1 M Deposit Premium + $0.5 M Fixed Assets - $0.3 M Loan Discount)
Assets Purchased: $26 million performing loans - primarily consumer loans
Deposits Purchased: $77 million (56% transaction deposits, 44% CDs)
Deposit Premium: 4.0%
Loan Discount: 1%
Transaction Expenses: $350,000 pretax (30% professional fees, 70% deconversion costs)
Cost Savings: Approx. 20% overhead cost reductions vs. Beacon on stand alone level
Earnings Accretion: 2012E - $0.05 net of transaction expenses
 2013E - $0.07

2

MidSouth Bancorp, Inc.

Rockwall
Dallas
Mesquite
Fort Worth
Tyler
Conroe
Houston
Pasadena
Beaumont
Jennings
Lake Charles
Lafayette
Baton Rouge
New Iberia
Jeanerette
New Orleans
Thibodaux
Morgan City
Houma
Cut Off

Tyler Branch Location

Tyler Market Potential
• The Tyler branch is located in Smith County. Smith County had a 2010 population of approximately 206,000, a median household income in 2010 of approximately $46,000, and a December 2010 unemployment rate of 8.1%.
 Population growth in Smith County was 18.0% from 2000 to 2010.
• The Smith County market area contains a relatively large population center in the city of Tyler. The Tyler economy includes a large health care industry and education-based employment at the University of Texas at Tyler, and also has a large manufacturing employment base.
• Currently, the largest employers in Smith County include the Trinity Mother
 Frances Health Care Center, the East Texas Medical Center, Brookshire
 Grocery Company, Tyler Independent School District, Trane Company, Wal-
 Mart, Carrier Corporation and the University of Texas Health Center.

Investor Considerations
• Integrates with MidSouth market expansion strategy for Texas
• Strong loan growth potential given compelling demographics of
 Tyler market
• Approximately 35% of MidSouth total loans and deposits will be in the Texas market post transaction
• More cost effective than de novo expansion given existing book of business and the opportunity to buy real estate at reasonable market values
• The transaction is expected to be accretive to MSL earnings in the first full fiscal year including transaction expenses, with an anticipated IRR of 20%